EXHIBIT 23.3


(LOGO)            BDO SEIDMAN, LLP
                  Accountants and Consultants     601 W. Riverside Avenue,
                                                  Suite 900
                                                  Spokane, Washington 99201-0611
                                                  Telephone:  (509) 747-8095
                                                  Fax:  (509) 747-0415


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               ---------------------------------------------------

Hecla Mining Company
Coeur d'Alene, Idaho

We hereby consent to the use in the Prospectus constituting part of this Registration Statement of our report dated February 4, 2003, relating to the consolidated financial statements of Hecla Mining Company, which is contained in that Prospectus. We did not audit the financial statements of Greens Creek Joint Venture, a 29.73 percent owned subsidiary, which statements reflect total assets and revenues constituting 31.1 percent and 22.1 percent, respectively, of the related consolidated totals as of and for the year ended December 31, 2002, and
33.7 percent and 26.3 percent, respectively, of the related consolidated totals as of and for the year ended December 31, 2001. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Greens Creek Joint Venture, is based solely on the report of the other auditors. Our report contains an explanatory paragraph regarding the Company's change in method of accounting for derivative instruments and hedging activities in 2001.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP


April 23, 2003
Spokane, Washington